                                                                     EXHIBIT 2.1

================================================================================


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                    among:


                          Rogue Wave Software, Inc.,
                            a Delaware corporation;


                             NN Acquisition Corp.,
                            a Delaware corporation


                                NobleNet, Inc.,
                            a Delaware corporation;


                                      and


                                  Steve Lemmo
                                   As Agent



                          ___________________________

                         Dated as of February 11, 1999
                          ___________________________


================================================================================

                               Table Of Contents


                                                                           Page

1.   Description of Transaction............................................   1
     1.1  Merger of Merger Sub into the Company............................   1
     1.2  Effect of the Merger.............................................   2
     1.3  Closing; Effective Time..........................................   2
     1.4  Certificate of Incorporation and Bylaws; Directors and Officers..   2
     1.5  Cash Consideration...............................................   2
     1.6  Employee Stock Options...........................................   3
     1.7  Other Equity Securities..........................................   3
     1.8  Closing of the Company's Transfer Books..........................   4
     1.9  Cancellation of Certificates.....................................   4
     1.10 Escrow...........................................................   5
     1.11 Further Action...................................................   5

2.   Representations and Warranties of the Company.........................   6
     2.1  Due Organization; No Subsidiaries; Etc...........................   6
     2.2  Certificate of Incorporation and Bylaws; Records.................   6
     2.3  Capitalization, Etc..............................................   7
     2.4  Financial Statements.............................................   8
     2.5  Absence of Changes...............................................   8
     2.6  Title to Assets..................................................  10
     2.7  Bank Accounts; Receivables; Payables.............................  10
     2.8  Equipment; Leasehold.............................................  11
     2.9  Proprietary Assets...............................................  11
     2.10 Contracts........................................................  12
     2.11 Liabilities......................................................  14
     2.12 Compliance with Legal Requirements...............................  14
     2.13 Tax Matters......................................................  14
     2.14 Employee and Labor Matters; Benefit Plans........................  15
     2.15 Environmental Matters............................................  16
     2.16 Insurance........................................................  16

                                       i.

                               Table Of Contents
                                  (Continued)

                                                                           Page

     2.17 Legal Proceedings; Orders........................................  16
     2.18 Authority; Binding Nature of Agreement...........................  17
     2.19 Non-Contravention; Consents......................................  17
     2.20 Full Disclosure..................................................  18

3.   Representations and Warranties of Parent and Merger Sub...............  18
     3.1  Authority; Binding Nature of Agreement...........................  18
     3.2  Organization and Standing........................................  18
     3.3  Authority, Approval and Enforceability...........................  19
     3.4  Compliance with Other Instruments................................  19

4.   Certain Covenants of the Parties......................................  20
     4.1  Access and Investigation.........................................  20
     4.2  Operation of the Company's Business..............................  20
     4.3  Notification; Updates to Disclosure Schedule.....................  21
     4.4  No Negotiation...................................................  22
     4.5  Filings and Consents.............................................  22
     4.6  Public Announcements.............................................  23
     4.7  Tax Reserves.....................................................  23
     4.8  Termination of Employee Plans....................................  23
     4.9  Termination of Non-Plan Options and Warrants.....................  23
     4.10 Bridge Loan......................................................  23

5.   Conditions Precedent to Obligations of Parent and Merger Sub..........  23
     5.1  Accuracy of Representations......................................  24
     5.2  Performance of Covenants.........................................  24
     5.3  Stockholder Approval.............................................  24
     5.4  Consents.........................................................  24
     5.5  Agreements and Documents.........................................  24
     5.6  FIRPTA Compliance................................................  25
     5.7  No Restraints....................................................  25
     5.8  No Legal Proceedings.............................................  25

                                      ii.

                               Table Of Contents
                                  (Continued)

                                                                           Page

     5.9  Termination of Employee Plans....................................  25
     5.10 Due Diligence....................................................  26
     5.11 Fairness Opinion.................................................  26
     5.12 Intellectual Property Assignments................................  26
     5.13 Employees........................................................  26

6.   Conditions Precedent to Obligations of the Company....................  26
     6.1  Accuracy of Representations......................................  26
     6.2  Performance of Covenants.........................................  26
     6.3  Documents........................................................  26
     6.4  No Restraints....................................................  27

7.   Termination...........................................................  27
     7.1  Termination Events...............................................  27
     7.2  Termination Procedures...........................................  28
     7.3  Effect of Termination............................................  28

8.   Indemnification, Etc..................................................  28
     8.1  Survival of Representations, Etc.................................  28
     8.2  Indemnification by Stockholders..................................  29
     8.3  Threshold; Ceiling; Exclusivity..................................  29
     8.4  Satisfaction of Indemnification Claim............................  30
     8.5  No Contribution..................................................  31
     8.6  Interest.........................................................  31
     8.7  Defense of Third Party Claims....................................  31
     8.8  Exercise of Remedies by Indemnitees Other Than Parent............  31

9.   Miscellaneous Provisions..............................................  32
     9.1  Agent............................................................  32
     9.2  Further Assurances...............................................  32
     9.3  Fees and Expenses................................................  32
     9.4  Attorneys' Fees..................................................  33
     9.5  Notices..........................................................  33

                                      iii.

                               Table Of Contents
                                  (Continued)

                                                                           Page


     9.6  Confidentiality..................................................  33
     9.7  Time of the Essence..............................................  34
     9.8  Headings.........................................................  34
     9.9  Counterparts.....................................................  34
     9.10 Governing Law....................................................  34
     9.11 Successors and Assigns...........................................  34
     9.12 Specific Performance.............................................  34
     9.13 Waiver...........................................................  34
     9.14 Amendments.......................................................  35
     9.15 Severability.....................................................  35
     9.16 Parties in Interest..............................................  35
     9.17 Entire Agreement.................................................  35
     9.18 Construction.....................................................  35

                                      iv.

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


     This Agreement And Plan Of Merger And Reorganization ("Agreement") is made and entered into as of February 11, 1999, by and among: Rogue Wave Software, Inc., a Delaware corporation ("Parent"); NN Acquisition Corp., a Delaware corporation ("Merger Sub"), NobleNet, Inc., a Delaware corporation (the "Company"); and Steve Lemmo, as agent for the stockholders of the Company (the "Agent"). The stockholders, option holders and warrant holders of the Company are listed on Exhibit A (each a "Stockholder" and, collectively, the "Stockholders"). Certain other capitalized terms used in this Agreement are defined in Exhibit B.

                                    Recitals

     A. Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     C. The Stockholders beneficially own a total of 4,280,599 shares of the Common Stock (par value $0.01) of the Company ("Company Common Stock") constituting all of the outstanding Common Stock of the Company and 5,795,200 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred"), constituting all of the outstanding Series A Preferred of the Company. The Stockholders also have the right to purchase 1,243,581 shares of Common Stock pursuant to certain stock option plans and agreements, all of which are expected to be terminated prior to the Effective Time. One Stockholder also has the right to purchase 80,000 shares of the Company's Series A Preferred pursuant to an outstanding warrant.

                                   Agreement

     The parties to this Agreement agree as follows:

1.   Description of Transaction

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

                                       1.

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3000 Sand Hill Road, Building 3, Suite 230, Menlo Park, California 94025 at 10:00 a.m. on February 26, 1999, or at such other time and date during the period from February 24, 1999 through March 1, 1999 as Parent and the Company may mutually agree (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date"). Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of Section 251 of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

           (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

           (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

           (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

     1.5   Cash Consideration.

           (a) Subject to Section 1.9(c), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                (i) each share of Series A Preferred outstanding immediately prior to the Effective Time (if any) (excluding shares of Series A Preferred which the holder has elected to convert to Company Common Stock immediately prior to the Effective Time) shall cease to be an outstanding and issued share and shall be converted into the right to receive $1.35 (representing the "Per Share Liquidation Preference" of each share of Series A Preferred under the Company's Certificate of Incorporation).

                (ii) each share of Company Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive the Common Per Share Amount.

                                       2.

                (iii) each share of the common stock (par value $.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

           (b)  For purposes of this Agreement:

                (i) The "Common Per Share Amount" shall be the fraction (A) having a numerator equal to the Remaining Cash Consideration; and (B) having a denominator equal to the number of shares of the Company Common Stock outstanding immediately prior to the Effective Time.

                (ii) The "Remaining Cash Consideration" shall be the amount by which $11,950,000 exceeds the sum of (A) the Aggregate Liquidation Preference paid to holders of the Series A Preferred pursuant to Section 1.5(a)(iii) below,
(B) the Balance Sheet Adjustment, (C) the Option Payout Amount and (D) the amount by which the fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby exceeds the limit set forth in Section 9.3.

                (iii) The "Aggregate Liquidation Preference" shall be the amount determined by multiplying (A) the Per Share Liquidation Preference by (B) the aggregate number of shares of Series A Preferred outstanding immediately prior to the Effective Time.

                (iv) The "Balance Sheet Adjustment" shall be the amount equal to the decrease (if any) in working capital shown on the Company's Final Balance Sheet compared to the Base Balance Sheet and shall be calculated at the Effective Time. The Balance Sheet Adjustment shall not include the effect of any amounts advanced by Parent to the Company prior to the Effective Time pursuant to Section 4.10 but shall be adjusted to account for any revenue that Parent and the Company reasonably agree to be recognizable within ten days of the Effective Time. In addition, in the event of an increase in working capital, the Balance Sheet Adjustment shall equal zero (0).

                (v) The "Option Payout Amount" shall be equal to the amount paid or payable by the Company to its option and/or warrant holders upon termination of all outstanding Company Options, the Non-Plan Options and, if applicable, the Warrant.

     1.6 Employee Stock Options. At or prior to the Effective Time, each stock option that is then outstanding under both of the Company's Stock Option Plans, whether vested or unvested (a "Company Option"), shall be terminated as provided for under the plan or agreement governing such option. Parent shall not assume any Company Option. Each Person who elects to exercise a Company Option at or prior to the Effective Time shall be considered a "Stockholder" for all purposes of this Agreement at the Effective Time and thereafter.

     1.7 Other Equity Securities. At or prior to the Effective Time, each Non-Plan Option or Warrant that is then outstanding, whether vested or unvested, shall be terminated as provided for under the agreement governing such Non-Plan Option or Warrant. Parent shall not assume any Non-Plan Option or Warrant. Each Person who elects to exercise a Non-Plan Option

                                       3.

or Warrant at or prior to the Effective Time shall be considered a "Stockholder" for all purposes of this Agreement at the Effective Time and thereafter.

     1.8 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

     1.9   Cancellation of Certificates.

           (a) At or as soon as practicable after the Effective Time, the holders of Company Stock Certificates shall surrender their Company Stock Certificates in exchange for the cash consideration set forth in the applicable portion of Section 1.5. Upon surrender of a Company Stock Certificate to Parent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the cash consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any cash consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

           (b) Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, and delivered to the applicable state, local or foreign tax authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

           (c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any cash amounts delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

                                       4.

     1.10  Escrow.

           (a) As soon as practicable after the Effective Time, $1,000,000 of the cash consideration to be issued in the Merger (collectively, the "Escrow Amount"), without any act of any stockholder of the Company, will be deposited with the Secretary of Parent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and the Escrow Agreement of even date herewith attached hereto as Exhibit D (the "Escrow Agreement"). The Escrow Fund shall be available to indemnify the Indemnitees as provided in Section 8. The Escrow Amount shall be comprised of two elements, the Preferred Escrow Amount and the Common Escrow Amount. The "Preferred Escrow Amount" shall consist of $0.10 per Preferred Share withheld from the Per Share Liquidation Preference (5,795,200 Preferred Shares x $0.10 per Preferred Share = $579,520). The "Common Escrow Amount" shall be the difference between the Escrow Amount and the Preferred Escrow Amount, with such Common Escrow Amount being withheld on a pro rata basis from each Common Share exchanged in consideration for receiving a pro rata share of the Common Per Share Amount.

           (b) Subject to the following requirements, the Escrow Fund shall remain in existence until January 1, 2000 (the "Escrow Period"). Upon the expiration of such Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Amounts; provided, however, that the portion of the Escrow Amount, which, in the reasonable judgment of Parent, subject to the subsequent resolution of the claim in the matter in the manner provided in the Escrow Agreement, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, deliveries of cash to the Stockholders pursuant to this Section 1.10(b) and the Escrow Agreement shall be made according to their respective original contributions to the Escrow Fund. In the event less than all of the Escrow Amount (the "Remaining Amount") is to be delivered to the former Stockholders, the amount shall be allocated between the different classes of former Stockholders in the following priority:

                (i) First, if the Remaining Amount is insufficient to pay each former Preferred Stockholder an amount equal to $0.10 per share, then the entire Remaining Amount shall be paid to the former Preferred Stockholders, pro-rata according to the number of shares of Preferred Stock they held, and no amount shall be paid to the former holders of Common Stock; and

                (ii) Second, if the Remaining Amount is sufficient to pay each former Preferred Stockholder an amount equal to $0.10 per share, then each former Preferred Stockholder shall be paid $0.10 per share, and any amount remaining thereafter shall be paid to each of the former Common Stockholders, pro-rata according to the number of shares of Common Stock they formerly held.

     1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or

                                       5.

to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.   Representations and Warranties of the Company.

     The Company represents and warrants, to and for the benefit of the Indemnitees, and except as set forth on the Disclosure Schedule attached hereto, as follows:

     2.1   Due Organization; No Subsidiaries; Etc.

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

           (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "NobleNet, Inc."

           (c) The Company is duly qualified to do business as a foreign corporation and is in good standing in The Commonwealth of Massachusetts and in every other jurisdiction in which the failure to so qualify or be in good standing would have a Material Adverse Effect on the Company.

           (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

           (e) The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) the Company's Certificate of Incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There has not been any violation of any of the provisions of the Company's Certificate of Incorporation

                                       6.

or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3   Capitalization, Etc.

           (a) The authorized capital stock of the Company consists of 13,000,000 shares of Common Stock ($.01 par value), of which 4,280,599 shares have been issued and are outstanding as of the date of this Agreement and 6,120,000 shares of Preferred Stock, all of which have been designated Series A Preferred Stock, of which 5,795,200 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No shares of the Company's equity securities are subject to any repurchase option which is held by the Company.

           (b) The Company has reserved 1,484,815 shares of Company Common Stock for issuance under both of its Stock Option Plans, of which options to purchase 1,183,581 shares are outstanding as of the date of this Agreement. In addition, the Company has reserved an additional 60,000 shares of Company Common Stock for issuance outside its Stock Option Plans, of which options to purchase all 60,000 shares are outstanding as of the date of this Agreement (the "Non-Plan Options"). In addition, the Company has reserved an 80,000 shares of Series A Preferred for issuance upon the exercise of warrants, of which warrants to purchase all 80,000 shares are outstanding as of the date of this Agreement (the "Warrants"). Except as set forth in Part 2.3 of the Disclosure Schedule or provided in this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security, equity security or other such right or to issue or distribute to holders of any shares of its capital stock, any evidences of indebtedness or any assets of the Company, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

           (c) All outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted in compliance with (i) the DGCL, (ii) all applicable securities laws, and (iii) all requirements set forth in the Contracts providing for the issuance of such shares.

           (d) Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the DGCL, (ii) all applicable securities laws, and (iii) all requirements set forth in applicable Contracts.

                                       7.

     2.4   Financial Statements.

           (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

                (i) The audited balance sheets of the Company as of September 30, 1997 and 1996, and the related audited income statements, statements of stockholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Coopers & Lybrand L.L.P. relating thereto;

                (ii) The unaudited balance sheets of the Company as of September 30, 1998, and the related unaudited income statements, statements of stockholders' equity and statements of cash flows of the Company for the year then ended, together with the notes thereto;

                (iii) the unaudited balance sheet of the Company (the "Unaudited Balance Sheet") as of December 31, 1998 (the "Statement Date"), and the related unaudited income statement of the Company for the period then ended; and

                (iv)  the Base Balance Sheet.

           (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i) and (ii)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Sections 2.4(a)(iii) and (iv) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

     2.5   Absence of Changes. Since the Statement Date:

           (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

           (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

           (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

                                       8.

           (d)  the Company has not sold, issued or authorized the issuance of
(i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

           (e)  the Company has not amended or waived any of its rights under
(i) any provision of its Stock Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

           (f) there has been no amendment to the Company's Certificate of Incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

           (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

           (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Statement Date, exceeds $50,000 (plus, if the Closing does not occur by March 1, 1999, $25,000 per additional month or portion thereof between March 1, 1999 and the Closing);

           (i) except in the ordinary course of business and consistent with the Company's past practices:

                (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

                (ii) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right;

                (iii) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

                (iv) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

                (v) the Company has not (i) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees who are not directors or officers, or (ii) hired any new employee

                                       9.

           (j) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

           (k) the Company has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers;

           (l) the Company has not changed any of its methods of accounting or accounting practices in any respect;

           (m)  the Company has not made any Tax election;

           (n)  the Company has not commenced or settled any Legal Proceeding;

           (o) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

           (p) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(o)" above.

     2.6   Title to Assets.

           (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Balance Sheet; (ii) all assets referred to in Parts 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Material Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

           (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

     2.7   Bank Accounts; Receivables; Payables.

           (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

                                      10.

           (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the date of the Base Balance Sheet. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Base Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).

           (c) Part 2.7(c) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts payable of the Company as of the date of the Base Balance Sheet.

     2.8   Equipment; Leasehold.

           (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

           (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

     2.9   Proprietary Assets.

           (a) Set forth on Part 2.9 of the Disclosure Schedule is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyright registrations and licenses presently used by the Company or necessary for the conduct of the Company's business as conducted and as proposed to be conducted, as well as any agreement under which the Company has access to any third party confidential information used by the Company in its business (the "Intellectual Property Rights"). The Company owns, or has the right to use under the agreements or upon the terms described in the Disclosure Schedule, all of the Intellectual Property Rights, and has taken all actions reasonably necessary to protect the Intellectual Property Rights. The business conducted or proposed by the Company does not and will not, and the Intellectual Property Rights do not and will not cause the Company to infringe or violate any of the trademarks, service marks, trade names, copyrights, licenses, trade secrets or, to the knowledge of the Company, patents or other intellectual property rights of any other person or entity. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Intellectual Property Rights.

           (b) The Company is not aware that any Key Individual or other employee is obligated under any contract (including any license, covenant or commitment of any nature), or

                                      11.

subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with (i)the performance of such Key Individual's or employee's duties as an officer, employee or director of the Company, (ii)the use of such Key Individual's or employee's efforts to promote the interests of the Company or (iii) the Company's business as conducted or proposed to be conducted. No other person or entity (including without limitation any prior employer of any Key Individual or of any other employee of the Company) has any right to or interest in any inventions, improvements, discoveries or other confidential information utilized by the Company in its business. The Company is not obligated to make any payment to any Person for the use of any Intellectual Property Rights. The Company has not developed jointly with any other Person any Intellectual Property Rights with respect to which such other Person has any rights.

           (c) The Company has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Intellectual Property Rights (except Intellectual Property Rights whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Intellectual Property Rights. The Company has not (other than pursuant to license agreements identified in Part 2.9 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Intellectual Property Rights, or (ii) the object code, or any portion or aspect of the object code, of any Intellectual Property Rights.

           (d) The Company has not licensed any of the Intellectual Property Rights to any Person on an exclusive basis, and the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Intellectual Property Rights or to transact business in any market or geographical area or with any Person.

     2.10  Contracts.

           (a)  Part 2.10 of the Disclosure Schedule identifies:

                (i) all employment and consulting agreements or arrangements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements;

                (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property Right (other than those in substantially the Company's standard form);

                (iii) each Company Contract relating to the acquisition, issuance or transfer of any securities;

                (iv) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

                                      12.

                (v) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                (vi) any agreement with any stockholder, officer or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity; and

                (vii) any other Company Contract that contemplates or involves
(A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $20,000 in the aggregate, or (B) the performance of services having a value in excess of $20,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(vii)" above are referred to in this Agreement as "Material Contracts.")

           (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company and the Stockholders, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

           (c)  Except as set forth in Part 2.10 of the Disclosure Schedule:

                (i) the Company has not violated or breached, or committed any default under, any Material Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract;

                (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

                (iii) since inception, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

                                      13.

                (iv) the Company has not waived any of its material rights under any Material Contract.

           (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

     2.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since the Statement Date in the ordinary course of business and consistent with the Company's past practices; and (c) liabilities under the Material Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts.

     2.12 Compliance with Legal Requirements. The Company is, and to the knowledge of the Company has at all times since inception been, in compliance with all applicable Legal Requirements and Governmental Authorizations, except where the failure to comply with such Legal Requirements or Governmental Authorizations has not had and will not have a Material Adverse Effect on the Company, and the Company has not received any written notice or other written communication from any Governmental Body regarding any actual or possible failure to so comply.

     2.13  Tax Matters.

           (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed in the past two years.

           (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Statement Date through the date of the Base Balance Sheet.

           (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. No extension or waiver of the limitation period applicable to any of the

                                      14.

Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

           (d) No claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

           (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.14  Employee and Labor Matters; Benefit Plans.

           (a) The Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974 other than offering a non-contributory 401(k) plan, life insurance, a medical benefit plan, and short and long term disability insurance plans to its employees with respect to which the Company has made all required contributions and has complied with all applicable laws.

           (b) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

           (c) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses, employee benefit plans and terms and conditions of employment, including employee compensation matters.

                                      15.

     2.15 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. (For purposes of this Section 2.15: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     2.16 Insurance. The Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder. Each of the insurance policies identified in the Disclosure Schedule is in full force and effect. Since inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.17  Legal Proceedings; Orders.

           (a) There is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

           (b) Except as set forth on Part 2.17 of the Disclosure Schedules, since January 1, 1997 no Legal Proceeding has been commenced by, settled by or pending against the Company.

                                      16.

           (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the knowledge of the Company, none of the Stockholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.18 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.19 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

           (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

           (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

           (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

           (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

                                      17.

           (e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of the Company's Stock Option Plans or the option agreements outstanding thereunder; or

           (f) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Other than the approval of the Company's Stockholders, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.20 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.   Representations and Warranties of Parent and Merger Sub.

           Parent and Merger Sub jointly and severally represent and warrant to the Company and the Stockholders as follows:

     3.1 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.2 Organization and Standing. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Whenever used in this Section 3, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results in operations of Parent and its subsidiaries, taken as a whole.

                                      18.

     3.3   Authority, Approval and Enforceability.

           (a) The execution and delivery by each of Parent and Merger Sub, as the case may be, of this Agreement does not, and the performance and consummation of the Transactions will not, result in or give rise to (with or without the giving of notice or the lapse of time, or both) any conflict with, breach or violation of, or default, termination, forfeiture or acceleration of obligations under, any terms or provisions of its (i) Certificate of Incorporation or Bylaws, as the case may be, (ii) to the knowledge of Parent, any statute, rule, regulation or any judicial, governmental, regulatory or administrative decree, order or judgment applicable to them, or (iii) any material agreement, lease or other instrument to which its is a party or to which it or any of its assets may be bound and which has been filed as an exhibit to any of the Parent SEC Documents.

           (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except for (a) the filing of this Agreement and officers' certificates with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (b) such consents, approvals orders, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws, (c) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act.

           (c) This Agreement is a legal, valid and binding obligation of Parent and/or Merger Sub, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equitable principles.

     3.4 Compliance with Other Instruments. Parent is not in violation of any term of its Certificate of Incorporation or Bylaws, or in any material respect of any agreement filed as an exhibit to any registration statements or reports filed with the SEC by Parent, and to the knowledge of Parent, is not in violation of any order, statute, rule or regulation applicable to Parent. To the knowledge of Parent, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to Parent or Merger Sub or their respective properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets may be bound or affected and filed as an exhibit to any registration statement or report filed with the SEC by Parent.

                                      19.

4.   Certain Covenants of the Parties

     4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     4.2   Operation of the Company's Business.  During the Pre-Closing Period:

           (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

           (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

           (c) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

           (d) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

           (e)  the Company shall not sell, issue or authorize the issuance of
(i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its past practices, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, and (z) to issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock);

           (f) the Company shall not amend or waive any of its rights under (i) any provision of its Stock Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

           (g) neither the Company nor any of the Stockholders shall amend or permit the adoption of any amendment to the Company's Certificate of Incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                                      20.

           (h) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

           (i) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $25,000 per month;

           (j) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

           (k) the Company shall not (i) acquire, lease or license any right or other asset from any other Person (except as otherwise required under this Agreement), (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

           (l) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

           (m) the Company shall not, without the prior written consent of Parent, (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;

           (n) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

           (o)  the Company shall not make any Tax election;

           (p) the Company shall not commence or settle any material Legal Proceeding;

           (q) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(p)" above.

     4.3   Notification; Updates to Disclosure Schedule.

           (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

                (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or

                                      21.

constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

                (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                (iii) any breach of any covenant or obligation of the Company or any of the Stockholders; and

                (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5 or
Section 6 impossible or unlikely.

           (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 5 has been satisfied.

     4.4 No Negotiation. During the Pre-Closing Period, neither the Company, nor any of its officers, directors, employees or agents shall, directly or indirectly:

           (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

           (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

           (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

     The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its officers, directors, employees or agents during the Pre-Closing Period.

     4.5 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other

                                      22.

transactions contemplated by this Agreement, (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement, (c) in the case of the Company, use commercially reasonable efforts to otherwise satisfy the conditions specified in Section 6 of this Agreement, and (d) in the case of the Parent and Merger Sub, use commercially reasonable efforts to otherwise satisfy the conditions specified in Section 6 of this Agreement. Each party shall (upon request) promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period. In addition, each party agrees to negotiate in good faith to determine the Balance Sheet Adjustment at or immediately prior to the Effective Time.

     4.6 Public Announcements. During the Pre-Closing period, (a) neither the Company nor any of the Stockholders shall issue any press release or make any public statement regarding this Merger or the Agreement, or any of the other transactions contemplated by this Agreement without Parent's prior written consent.

     4.7 Tax Reserves. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Base Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

     4.8 Termination of Employee Plans. At or prior to the Closing, the Company shall terminate its Stock Option Plans, and shall ensure that no employee or former employee of the Company has any rights under such Plan and that any liabilities of the Company under such Plan (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company, other than the payments specified under the Company's Stock Option Plans necessary to terminate such Company Options.

     4.9 Termination of Non-Plan Options and Warrants. At or prior to the Closing, the Company shall terminate any unexercised Non-Plan Options and Warrants and shall ensure that Person has any rights under such Non-Plan Options and Warrants and that any liabilities of the Company under such Non-Plan Options and Warrants are fully extinguished at no cost to the Company, other than the payments specified under the such agreements necessary to terminate such Non-Plan Options and the Warrant.

     4.10 Bridge Loan. Parent will loan the Company up to $250,000 pursuant to a promissory note in the form attached hereto as Exhibit J.

5.   Conditions Precedent to Obligations of Parent and Merger Sub

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                                      23.

     5.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

     5.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     5.3 Stockholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least 95% of the shares of the Company's capital stock entitled to vote with respect thereto; including at least 90% of the Company Common Stock and 90% of the Series A Preferred, each voting as a separate class.

     5.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     5.5 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

           (a) Escrow Agreement in the form attached hereto as Exhibit D, executed by the Stockholders and the Agent;

           (b) General Release Agreements in the form attached hereto as Exhibit E, executed by the Stockholders;

           (c) Proprietary Information Agreements in the Company's standard form, executed by the Employees;

           (d) Noncompetition Agreements in the form attached hereto as Exhibit F, executed by Peter Weyman, Alan Ewald and Steve Lemmo ("Key Employees");

           (e) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by [Landlord];

           (f) a legal opinion of Lucash, Gesmer & Updegrove LLP, dated as of the Closing Date, in the form of Exhibit G;

                                      24.

           (g) Voting Agreements in the form attached hereto as Exhibit H, executed by Steve Lemmo, April Patrick-Lemmo, Intel Corporation and the entities affiliated with One Liberty Ventures holding Series A Preferred.

           (h) a certificate executed by the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.4 and 5.9 have been duly satisfied (the "Closing Certificate");

           (i) the Final Balance Sheet, accompanied by a certificate executed by the Company containing the representation and warranty of the Company is accurate and complete in all material respects and presents fairly the financial position of the Company as of the Closing Date.

           (j) written resignations of all directors of the Company, effective as of the Effective Time.

     5.6 FIRPTA Compliance. The Company shall have delivered to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and the Company shall have delivered to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would (i) make the consummation of the Merger illegal; (ii) prohibit Parent's or the Company's ownership or operation of all or a material portion of the business or assets of Parent or the Company, or compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger or (iii) render Parent, Merger Sub or the Company unable to consummate the Merger, except for any waiting provisions.

     5.8 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     5.9 Termination of Employee Plans. The Company shall have terminated its Stock Option Plans, and shall have ensured that no employee or former employee of the Company has any rights under such Plan and that any liabilities of the Company under such Plan (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company (other than the payments specified under the Company's Stock Option Plans necessary to terminate such Company Options); and the Company shall have provided

                                      25.

Parent with evidence, reasonably satisfactory to Parent, as to the satisfaction of such condition and the termination or exercise of all Company Options, Non-Plan Options and the Warrant as required under Sections 1.6 and 1.7.

     5.10 Due Diligence. Parent shall have completed business, technical, legal and financial due diligence on the Company and its products and the results of such due diligence shall be acceptable to Parent.

     5.11 Fairness Opinion. Parent shall have received from SG Cowen Securities Corporation an opinion indicating that the Consideration is fair from a financial point of view to Parent.

     5.12 Intellectual Property Assignments. All current and former employees, consultants and independent contractors of the Company identified by Parent prior to the Effective Time (including those involved in the creation or development of intellectual property) to assign to the Company all rights to intellectual property related to the Company's business if such intellectual property rights were not previously assigned to the Company to Parent's satisfaction.

     5.13  Employees.

           (a) Each Key Employee shall have agreed to become a full-time employee of the Company or Parent.

           (b) The number of persons employed by the Company at the Effective Time shall not exceed 32.

6.   Conditions Precedent to Obligations of the Company

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     6.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

     6.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     6.3   Documents. The Company shall have received the following documents:

                                      26.

           (a) the Escrow Agreement in the form of Exhibit D, executed by Parent; and

           (b) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit I.

     6.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would (i) make the consummation of the Merger illegal; (ii) prohibit Parent's or the Company's ownership or operation of all or a material portion of the business or assets of Parent or the Company, or compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger or (iii) render Parent, Merger Sub or the Company unable to consummate the Merger, except for any waiting provisions.

7.   Termination

     7.1   Termination Events.  This Agreement may be terminated prior to the
Closing:

           (a)   by Parent if:

                 (i) at or after the Scheduled Closing Time if any condition set forth in Section 5 has not been satisfied by the Scheduled Closing Time;

                 (ii) Parent reasonably determines that the timely satisfaction of any condition set forth in Section 5 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

                 (iii) the Closing has not taken place on or before March 1, 1999 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement); or

                 (iv) any of the Key Employees ceases to be employed full-time by the Company.

           (b)   by the Company if:

                 (i) at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

                 (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of the Company or any of the Stockholders to comply with or perform any covenant

                                      27.

or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);or

                 (iii) the Closing has not taken place on or before March 1, 1999 (other than as a result of the failure on the part of the Company or any of the Stockholders to comply with or perform any covenant or obligation set forth in this Agreement).

           (c)   by the mutual consent of Parent and the Company.

     7.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 7.1(a), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 7.1(b), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     7.3   Effect of Termination.  If this Agreement is terminated pursuant to
Section 7.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 9.6; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 4.6.

8.   Indemnification, Etc.

     8.1   Survival of Representations, Etc.

           (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; except that the representations and warranties contained in Sections 2.3, 2.9, 2.13 and 2.15 (the "Continuing Warranties Sections") shall survive the Closing and shall expire on the third anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary (or the third anniversary with respect to the Continuing Warranties Sections) of the Closing Date, as applicable, any Indemnitee (acting in good faith) delivers to the Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Stockholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section
8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

                                      28.

           (b) The representations, warranties, covenants and obligations of the Company and the Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

           (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Stockholders in this Agreement.

     8.2   Indemnification by Stockholders.

           (a) From and after the Effective Time (but subject to Sections 8.1(a) and 8.3), the Stockholders, severally but not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Closing Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company or any of the Stockholders (including the covenants set forth in Section 4); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 8). Except as set forth in Section 1.10, each Stockholder's several indemnification obligation for any Damages shall be such Stockholder's pro rata portion of such damages, with the pro rata amount determined by dividing the actual cash consideration received by such Stockholder by the aggregate of the cash consideration received by all of the Stockholders.

           (b) The Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     8.3   Threshold; Ceiling; Exclusivity.

           (a) The Stockholders shall not be required to make any indemnification payment pursuant to Section 8.2(a)(i) for any breach of the representations and warranties of the Company until such time as the total amount of all Damages (including the Damages arising

                                      29.

from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $300,000 in the aggregate. If the total amount of such Damages exceeds $300,000, then the Indemnitees shall be entitled to be indemnified against the full amount of such Damages and not merely the portion of such Damages exceeding $300,000. Notwithstanding the foregoing, the Stockholders shall be required to make the full amount of any indemnification payments required for Damages that arise from any single breach where the Damages from any such individual breach are in excess of $100,000. In addition, notwithstanding the foregoing, but subject to the limitations set forth in
Section 8.3(b) below, the Stockholders shall be required to make the full amount of any indemnification payments required for Damages that arise from (i) any breach related to a suit, claim or proceeding brought by a current or former employee of the Company based on such person's employment or the termination of their employment with the Company, provided that such breach is based on facts or circumstances arising prior to the Effective Time, or (ii) any breach of the representations and warranties contained in Section 2.3.

           (b) The maximum liability of any Stockholder for breaches of any representations and warranties in this Agreement shall be equal to the actual cash consideration received by such Stockholder.

           (c) The indemnification provided by this Section 8, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to Parent, Merger Sub and any Indemnitee for any breach of any representation or warranty contained in this Agreement, and the parties hereto acknowledge that neither Company nor any of its officers, directors, employees, agents or stockholders has made any representation or warranty to Parent, Merger Sub or any other Indemnitee other than as set forth in this Agreement. In no event shall Parent or Merger Sub be entitled to rescission of this Agreement as a result of any breach of any representation, warranty, covenant or agreement contained herein.

NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY IN THIS AGREEMENT, THE AGGREGATE MAXIMUM FOR WHICH THE SHAREHOLDERS SHALL BE SHALL BE EQUAL TO THE ACTUAL CASH CONSIDERATION RECEIVED BY SUCH STOCKHOLDER. THE LIMITATION ON THE STOCKHOLDER'S LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS FOR CLAIMS OR DAMAGES UNDER THIS AGREEMENT (INCLUDING PURSUANT TO SECTIONS 8.6 AND 8.7) BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS OR SUITS WILL NOT ENLARGE THE LIMIT.

THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION UNDER OR RELATING TO THIS AGREEMENT.

     8.4 Satisfaction of Indemnification Claim. In the event any Stockholder shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 8, such

                                      30.

Stockholder shall satisfy such liability first through the Escrow Agreement and thereafter by delivering to such Indemnitee the aggregate dollar amount of such liability.

     8.5 No Contribution. Each Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Closing Certificate.

     8.6 Interest. Any Stockholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 8 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Stockholder first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Stockholder to such Indemnitee is fully satisfied by such Stockholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

     8.7 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Stockholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 8, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

           (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Stockholders;

           (b) each Stockholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

           (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Agent (as defined in Section 9.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Agent shall not limit any of the obligations of the Stockholders under this Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     8.8 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any

                                      31.

successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.   Miscellaneous Provisions

     9.1 Agent. By their approval of this Agreement at a Stockholders Meeting or by written consent (or, with respect to holders of options or warrants, by acknowledging their obligations as Stockholders under this Agreement), the Stockholders will thereby irrevocably appoint Steve Lemmo as their agent for purposes of Section 8 (the "Agent"), and Steve Lemmo hereby accepts his appointment as the Agent for purposes of Section 8. Parent shall be entitled to deal exclusively with the Agent on all matters relating to Section 8, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Agent, as fully binding upon such Stockholder. If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Stockholders, then the Stockholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Agent" for purposes of Section 8 and this
Section 9.1. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Stockholders.

     9.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     9.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger; provided, however, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) exceeds $75,000 in the aggregate, such fees, costs and expenses shall be borne and paid by the Stockholders and not by the Company.

                                      32.

     9.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     9.5 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party pursuant to this Agreement will be in writing (and shall be deemed to have been duly given upon receipt), will reference this Agreement and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by courier, express delivery, hand delivery or facsimile transmission, addressed to the address set forth below. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger or courier being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation

          if to Parent:       Rogue Wave Software, Inc.
                              5500 Flatiron Parkway
                              Boulder, CO  80301
                              Attention:  Robert M. Holburn, Jr.
                              Facsimile: (303) 545-3188

          with a copy to:     Cooley Godward LLP
                              3000 Sand Hill Road
                              Building 3, Suite 230
                              Menlo Park, CA  94025
                              Attention:  James F. Fulton, Jr.
                              Facsimile: (650) 854-2691

          if to the Company:  NobleNet, Inc.
                              337 Turnpike Road
                              Southboro, MA  01772
                              Attention:  President
                              Facsimile: (508) 460-3456

          with a copy to:     Lucash Gesmer Updegrove LLP
                              40 Broad Street
                              Boston, Massachusetts 02109
                              Attention: Peter M. Moldave
                              Facsimile: 617-350-6878


     9.6 Confidentiality. Without limiting the generality of anything contained in Section 4.9, on and at all times after the Closing Date, each Stockholder shall keep confidential, and shall

                                      33.

not use or disclose to any other Person, any non-public document or other non-public information in such Stockholder's possession that relates to the business of the Company or Parent.

     9.7   Time of the Essence. Time is of the essence of this Agreement.

     9.8 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     9.10 Governing Law. Unless otherwise indicted to the contrary, this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     9.11 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's stockholders (to the extent set forth in Section 1.5); Parent; Merger Sub; the other Indemnitees (subject to
Section 8.8); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 8), in whole or in part, to any other Person with written notice to Agent within ten days of such assignment.

     9.12  Specific Performance.   The parties to this Agreement agree that, in
the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     9.13  Waiver.

           (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                                      34.

           (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     9.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     9.16 Parties in Interest. Except for the provisions of Sections 1.5 and 8, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     9.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     9.18  Construction.

           (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

           (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

           (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

           (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      35.

     The parties hereto have caused this Agreement to be executed and delivered as of February 11, 1999.

                              Rogue Wave Software, Inc.,
                              a Delaware corporation


                              By: /s/ Michael J. Scally
                                 -----------------------------------------
                              Title: President and Chief Executive Officer
                                    --------------------------------------


                              NN Acquisition Corp.,
                              a Delaware corporation


                              By: /s/ Michael J. Scally
                                 -----------------------------------------
                              Title: President and Chief Executive Officer
                                    --------------------------------------


                              NobleNet, Inc.,
                              a Delaware corporation


                              By: /s/ Peter J. Weyman
                                 -----------------------------------------
                              Title: President and Chief Executive Officer
                                    --------------------------------------


                              Agent:


                              /s/ Steve Lemmo
                              --------------------------------------------
                              Steve Lemmo

                                      36.

                                   EXHIBIT A

                        STOCKHOLDERS AND OPTIONHOLDERS



                                                               Options/Warrants   Warrants to
                                    Shares of     Shares of      to Purchase       Purchase
Name                              Common Stock  Preferred Stock  Common Stock    Preferred Stock
------------------------------    ------------  --------------- -------------    ---------------
Alan, Marie                                0            0             10,000              0
Anderson, Craig                        2,000            0                  0              0
Bogasky, Bill                        184,000            0             16,000              0
Boston Private Bank and              161,850            0                  0              0
 Trust Co. and Lisa Royal,
 Trustees of the Lemmo
 Children Irrevocable Trust
Brown, Jean                                0            0              1,249              0
Burns, David                          10,000            0                  0              0
Butler, Al                            20,000            0                  0              0
Byrne, Andrew                              0            0            150,000              0
Callahan, Fred                        15,000            0                  0              0
Campbell, Art                            500            0                  0              0
Capshaw, Ray                               0            0             12,000              0
Chen, Bin                                  0            0              5,000              0
Coolidge, Will                        10,000            0             50,000              0
Cooper, Thomas                             0            0             40,000              0
Donovan, Ed                            1,083            0                  0              0
Duckett, Bill                         47,000            0                  0              0
Ewald, Alan                                0            0            150,000              0
Ford, Dennis                         591,375            0                  0              0
Foster, Tim                                0            0             10,000              0
Frank, Bill                           10,000            0                  0              0
Furneaux, Sonja                            0            0              2,000              0
Gaudet, Lisa                               0            0              5,000              0
Gibson, Jamie                              0            0              5,000              0
Gillis, John                               0            0             10,000              0
Gordon, Bill                           1,000            0                  0              0
Halenbake, Rob                             0            0              2,000              0
Harper, Eric                          14,000            0             63,500              0
Imperial Bank                              0            0             10,000              0
Intel                                      0    1,600,000                  0         80,000
Jablon, Dave                         105,000            0                  0              0
Kyzivat, Paul                              0            0             25,000              0
Lemmo, Steve                       1,422,150            0                  0              0


                                                               Options/Warrants   Warrants to
                                    Shares of     Shares of      to Purchase       Purchase
Name                              Common Stock  Preferred Stock  Common Stock    Preferred Stock
------------------------------    ------------  --------------- -------------    ---------------
Lewis, Shannon                             0            0              5,000              0
Liparini, Kevin                            0            0              2,000              0
Macchi, Carlo                            300            0                  0              0
Macumber, Dina                         1,000            0                  0              0
McGreal, Patrick                           0            0              7,500              0
Nasiff, MaryEllen                          0            0              5,000              0
Naylor, Kelly                          7,750            0                  0              0
Naylor, Kevin                         36,149            0                  0              0
Nicholson, Bill                        5,000            0             15,000              0
O'Neill, Charles                           0            0            150,000              0
One Liberty                                0    2,400,000                  0              0
Oram, Peter                           20,000            0             40,000              0
Patrick-Lemmo, April               1,416,000            0                  0              0
Rampe, Bruce                          55,000            0                  0              0
Rentsch, Bob                               0            0             50,000              0
Robinson, Richard                        600            0                  0              0
Rubin, Mark                            5,000            0                  0              0
Sanders, Michael                           0            0             10,000              0
Shah, Mahul                                0            0             10,000              0
Shaw, Harriet                              0            0              1,000              0
Shipp, Mark                                0            0              5,000              0
Silver, Marc                               0            0              1,332              0
Solomon, Monty                        26,000            0                  0              0
Stanton, Matt                         25,000            0                  0              0
Stonebridge Associates                     0       35,200             50,000              0
Stonebridge Clients                        0    1,760,000                  0              0
Tso, Michael                           2,832            0                  0              0
Valentine, Alex                        5,000            0                  0              0
Westaway, Bill                        19,000            0                  0              0
Weyman, Peter                              0            0            325,000              0
Yu, Tat Bill                          61,010            0                  0              0
-------------------------------------------------------------------------------------------
                                   4,280,599    5,795,200          1,243,581         80,000

                                      2.

                                   EXHIBIT B

                              CERTAIN DEFINITIONS


     For purposes of the Agreement (including this Exhibit B):

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

           (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

           (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

           (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

     Base Balance Sheet. "Base Balance Sheet" shall mean the pro forma balance sheet of the Company dated January 31, 1999, prepared by the Company in accordance with generally accepted accounting principles applied on a consistent basis and furnished to the Parent on February 3, 1999.

     Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

                                      3.

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Stockholders.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Final Balance Sheet. "Final Balance Sheet" shall mean the pro forma balance sheet of the Company dated as of the Closing Date, prepared by the Company in accordance with generally accepted accounting principles applied on a consistent basis and furnished to the Parent at the Closing.

     Government Bid.     "Government Bid" shall mean any quotation, bid or
proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     Government Contract.     "Government Contract" shall mean any prime
contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     Governmental Authorization.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or

                                      4.